Exhibit 99.1

CONTACT:

Acorda Therapeutics

Tierney Saccavino

tsaccavino@acorda.com

FOR IMMEDIATE RELEASE

Acorda Therapeutics to Regain Global Commercialization Rights to

FAMPYRA® by January 2025

PEARL RIVER, N.Y.– January 11, 2024 – Acorda Therapeutics, Inc. (Nasdaq: ACOR) today announced it will regain global commercialization rights to FAMPYRA®(fampridine) following a decision by Biogen to terminate the license and collaboration agreement between the companies, effective January 1, 2025. FAMPYRA is indicated in the European Union and other territories throughout the world for the improvement of walking in adults with multiple sclerosis (MS) with walking disability. Acorda markets the medication as AMPYRA® (dalfampridine) in the United States.

Acorda and Biogen are working together toward a transition for Acorda to commercialize and supply FAMPYRA for the great majority of people with MS outside the United States currently being served. Acorda plans to assume commercialization responsibilities as soon as possible during 2024 as marketing authorization transfers and distribution arrangements are finalized for each territory.

“We are excited to bring FAMPYRA in-house, which we believe will add significant value to Acorda, and allow us to continue to provide access to this important medication for people with MS around the world,” said Ron Cohen, M.D., President and CEO of Acorda Therapeutics. “We are grateful to Biogen for their partnership over the last 14 years, and for their commitment to collaborating with us during this transition.”

About FAMPYRA

FAMPYRA® is a prolonged-release (sustained release) tablet formulation of the drug fampridine (4-aminopyridine, 4-AP or dalfampridine). FAMPYRA is indicated in the European Union for the improvement of walking in adult patients with multiple sclerosis (MS) with walking disability (EDSS 4-7). In clinical trials the highest incidence of adverse reactions identified with FAMPYRA given at the recommended dose was urinary tract infection. Other adverse drug reactions identified were mainly divided between neurological disorders such as insomnia, balance disorder, dizziness, paraesthesia, and headache, and gastrointestinal disorders including nausea, dyspepsia and constipation. In post-marketing experience, there have been reports of seizure. Please see FAMPYRA EPAR for more information.

About AMPYRA

AMPYRA® is an extended release tablet formulation of dalfampridine (4-aminopyridine, 4-AP or fampridine). AMPYRA is a potassium channel blocker approved as a treatment to help improve walking in adults with multiple sclerosis (MS). This was demonstrated by an increase in walking speed. Please see the AMPYRA Patient Medication Guide for more information.

About Acorda Therapeutics

Acorda Therapeutics develops therapies to restore function and improve the lives of people with neurological disorders. INBRIJA® is approved for intermittent treatment of OFF episodes in adults with Parkinson’s disease treated with carbidopa/levodopa. INBRIJA is not to be used by patients who take or have taken a nonselective monoamine oxidase inhibitor such as phenelzine or tranylcypromine within the last two weeks. INBRIJA utilizes Acorda’s innovative ARCUS® pulmonary delivery system, a technology platform designed to deliver medication through inhalation. Acorda also markets the branded AMPYRA® (dalfampridine) Extended Release Tablets, 10 mg.

Forward-Looking Statements

This press release includes forward-looking statements. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or prospects should be considered forward-looking. These statements are subject to risks and uncertainties that could cause actual results to differ materially, including: we may not be able to successfully market INBRIJA, AMPYRA, FAMPYRA or any other products that we may develop; our ability to attract and retain key management and other personnel, or maintain access to expert advisors; our ability to raise additional funds to finance our operations, repay outstanding indebtedness or satisfy other obligations, and our ability to control our costs or reduce planned expenditures and take other actions which are necessary for us to continue as a going concern; risks related to the successful implementation of our business plan, including the accuracy of our key assumptions; risks related to our corporate restructurings, including our ability to outsource certain operations, realize expected cost savings and maintain the workforce needed for continued operations; risks associated with complex, regulated manufacturing processes for pharmaceuticals, which could affect whether we have sufficient commercial supply of INBRIJA, AMPYRA or FAMPYRA to meet market demand; our reliance on third-party manufacturers for the production of commercial supplies of INBRIJA, AMPYRA and FAMPYRA; third-party payers (including governmental agencies) may not reimburse for the use of INBRIJA, AMPYRA or FAMPYRA at acceptable rates or at all and may impose restrictive prior authorization requirements that limit or block prescriptions; reliance on collaborators and distributors to commercialize INBRIJA and FAMPYRA outside the U.S.; our ability to satisfy our obligations to distributors and collaboration partners outside the U.S. relating to commercialization and supply of INBRIJA and FAMPYRA; competition for INBRIJA and AMPYRA, including increasing competition and accompanying loss of revenues in the U.S. from generic versions of AMPYRA (dalfampridine) following our loss of patent exclusivity; competition from generic versions of FAMPYRA (dalfampridine) following patent challenges in jurisdictions outside of the U.S.; the ability to realize the benefits anticipated from acquisitions because, among other reasons, acquired development programs are generally subject to all the risks inherent in the drug development process and our knowledge of the risks specifically relevant to acquired programs generally improves over time; the risk of unfavorable results from future studies of INBRIJA (levodopa inhalation powder) or from other research and development programs, or any other acquired or in-licensed programs; the occurrence of adverse safety events with our products; the outcome (by judgment or settlement) and costs of legal, administrative or regulatory proceedings, investigations or inspections, including, without limitation, collective, representative or class-action litigation; failure to protect our intellectual property, to defend against the intellectual property claims of others or to obtain third-party intellectual property licenses needed for the commercialization of our products; and failure to comply with regulatory requirements could result in adverse action by regulatory agencies.

These and other risks are described in greater detail in our filings with the Securities and Exchange Commission. We may not actually achieve the goals or plans described in our forward-looking statements, and investors should not place undue reliance on these statements. Forward-looking statements made in this press release are made only as of the date hereof, and we disclaim any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release, except as may be required by law.

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